EXHIBIT 5
                                                                   ---------

                                                   October 4, 2001


Synaptic Pharmaceutical Corporation
Board of Directors
215 College Road
Paramus, New Jersey 07652

Gentlemen:

     We have acted as special counsel for Synaptic Pharmaceutical Corporation. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-3 (the "Registration Statement") relating to the registration of 7,564,584 shares of the Company's common stock, $.01 par value ("Common Stock"), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement.

     In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such documents, records and instruments and such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries and examinations, it is our opinion that the shares of Common Stock which may be sold by the selling stockholders named in the prospectus included in the Registration Statement, when issued by the Company upon conversion of the Series A Convertible Preferred Stock, $0.01 par value, or Series B Convertible Preferred Stock, $0.01 par value, of the Company in accordance with the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of Synaptic Pharmaceutical Corporation, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.


                                                   Very truly yours,
                                                   Baker Botts L.L.P.